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News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Naveed Mughal, (812) 491-4916, nmughal@vectren.com
Media Contact         Chase Kelley, (812) 491-4128, kckelley@vectren.com

FOR IMMEDIATE RELEASE

Aug 3, 2016

Vectren Corporation Reports Second Quarter 2016 Results
Affirms Consolidated Guidance Range

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported second quarter 2016 net income of $32.3 million, or $0.39 per share, compared to net income of $35.8 million, or $0.43 per share, in the second quarter of 2015. For the six months ended June 30, 2016, net income was $80.6 million, or $0.97 per share, compared to $92.8 million, or $1.12 per share for the six months ended June 30, 2015.

Summary and highlights of results

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Utility Group earnings were $26.3 million, or $0.32 per share, in the second quarter of 2016, compared to $24.4 million, or $0.29 per share, in 2015. Year-to-date 2016 net income for the Utility Group was $87.4 million, or $1.06 per share. Year-to-date 2015 earnings were also $1.06 per share. Utility Group results reflect the continued investment in the gas infrastructure program in both Indiana and Ohio and a constant focus on cost management.

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Nonutility Group earnings were $6.5 million, or $0.08 per share, in the second quarter of 2016, compared to $11.6 million, or $0.14 per share, in the second quarter of 2015. For the year-to-date period, nonutility results were losses of ($6.2) million, or ($0.08) per share, compared to earnings of $5.7 million, or $0.07 per share, in 2015. The Energy Services business continues to perform well, achieving record second quarter revenues. Infrastructure Services’ distribution operation is also performing well in 2016 and Infrastructure Services’ transmission operation continues to experience increased competition from sustained low oil prices and delays in new pipeline construction projects.

“Our second quarter results for the utility group were strong and we expect that performance to continue for the balance of the year,” said Carl Chapman, Vectren’s chairman, president and CEO. “Our Energy Services business again performed very well in the quarter and that trend is expected to continue. With a strong start to the year, Infrastructure Services’ distribution operation is also on pace for a solid year.”

“As we discussed during 2015 and so far in 2016, Infrastructure Services’ transmission operation continues to experience increased competition in its primary area of transmission pipeline maintenance work. The increased competition has resulted in lower margins for transmission pipeline maintenance work and fewer jobs being won. As we expected, the second quarter was a challenge for that part of our business, and we expect those challenges to continue throughout 2016. However, we remain

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confident in the long-term outlook as new pipeline projects are still scheduled to get underway in late 2016 and beyond, which should result in a reduction in competition for this maintenance work.”

2016 consolidated earnings guidance affirmed with updates to Utility and Nonutility guidance

The company affirms its 2016 consolidated earnings guidance range of $2.45 to $2.55 per share. The company has revised the 2016 Utility Group earnings expectation to be within a range of $2.05 to $2.10 per share and the Nonutility Group earnings expectation, including Corporate and Other, to be within a range of $0.40 to $0.45 per share. Previously, the company expected 2016 Utility Group earnings to be within a range of $2.00 to $2.05 per share and the Nonutility Group earnings to be within a range of $0.45 to $0.50 per share.

Guidance ranges are based on assumptions and information currently available, including the current expected timing of announced pipeline construction projects. Changes in these assumptions, including further delays in pipeline construction project timing driven by environmental or regulatory issues, could materially impact earnings and result in earnings for 2016 significantly different than this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements".

Utility Group discussion

The Utility Group consists of the company’s regulated utility operations and other operations that provide information technology and other support services to those regulated operations. The company segregates its regulated utility operations between a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west-central area. The Electric Utility Services segment provides electric transmission and distribution services to southwestern Indiana and includes its power generating and wholesale power operations. The Utility Group also earns a return on shared assets, such as customer billing systems and the customer contact center, used by the company’s utility operations.

For the three months ended June 30, 2016, Utility Group earnings were $26.3 million, compared to $24.4 million in 2015. In the six months ended June 30, 2016, the Utility Group earned $87.4 million and was flat compared to 2015. Both the quarter and year-to-date periods reflect increases in gas utility margin from returns on the Indiana and Ohio infrastructure programs. This increase in the year-to-date period is partially offset by decreases in electric utility margin due to warmer weather in the first quarter of 2016 as compared to the significantly colder first quarter of 2015. Decreases in large customer usage in the year-to-date period, some of which is due to mild weather in the first quarter as compared to last year, also contributed to a decrease in both gas and electric utility margin year over year. Results in the year-to-date period reflect lower wholesale power margin due to lower market pricing compared to 2015. Results in both year-to-date and quarter-to-date periods were unfavorably impacted by higher performance-based compensation expense primarily driven by the increase in the company’s stock price. Operating expenses in the year-to-date period were also impacted by reduced power plant maintenance costs in 2016 compared to 2015.

Gas Utility Services
The Gas Utility Services operating segment earned $4.7 million during the second quarter of 2016, compared to $3.4 million in the second quarter of 2015. In the six months ended June 30, 2016, Gas Utility Services earned $45.1 million, compared to earnings of $43.8 million in 2015. The improved earnings in both periods reflect increased returns on the Indiana and Ohio infrastructure replacement programs. In the year-to-date period, this increase was partially offset by lower usage by large customers in Indiana and Ohio and small commercial customers in Ohio largely due to warmer than normal weather in the first quarter. Through rate design, margin from residential gas customers in both Indiana and Ohio and commercial customers in Indiana is largely unaffected by weather. Earnings were unfavorably impacted by increased performance-based compensation expense primarily driven by the increase in the company’s stock price.

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Following is more detailed information related to the earnings from Gas Utility Services. Identified items are presented after the impact of income taxes.

(millions)	Quarter End	Year to Date
2015 Gas Utility Earnings	$3.4	$43.8

Gas Infrastructure replacement programs	1.9	3.8
Weather impact on large customer usage and Ohio small commercial customer usage	0.3	(0.9)
Performance-based compensation expense	(0.6)	(1.5)
All other	(0.3)	(0.1)
	1.3	1.3

2016 Gas Utility Earnings	$4.7	$45.1

Electric Utility Services
The Electric Utility Services operating segment earned $19.2 million in the second quarter of 2016, compared to $19.7 million in the second quarter of 2015. Electric Utility Services earned $35.8 million year-to-date in 2016, compared to earnings of $38.9 million for the six months ended June 30, 2015. Earnings in both the quarter and year-to-date periods in 2016 were unfavorably impacted by lower small customer margin as heating and cooling degree days in 2016 were lower compared to 2015 as electric results are not protected by weather normalizing mechanisms. Additionally, results reflect a decrease in large customer usage largely driven by less production as a result of customer plant shut downs for maintenance during the period. Year-to-date results also reflect lower wholesale power margin due to lower market pricing compared to 2015, driven largely by lower natural gas prices, as well as an increase in performance-based compensation expense primarily driven by the increase in the company’s stock price. These decreases were somewhat offset by decreases in operating expenses, primarily related to the timing of power plant maintenance expenses.

Following is more detailed information related to the earnings from Electric Utility Services. Identified items are presented after the impact of income taxes.

(millions)	Quarter End	Year to Date
2015 Electric Utility Earnings	$19.7	$38.9

Weather impact on small customer usage	(0.4)	(2.6)
Wholesale power margin	—	(0.9)
Large customer usage	(0.2)	(0.6)
Performance-based compensation expense	(0.2)	(0.7)
Lower power plant maintenance expenses	0.1	1.9
All other	0.2	(0.2)
	(0.5)	(3.1)

2016 Electric Utility Earnings	$19.2	$35.8

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Other Operations
The Utility Group also earns a return on shared assets through currently approved rates as if portions of the assets were in the rate base of each utility. Such shared assets include customer and work management systems and the customer contact center, as examples. In the second quarter of 2016, earnings from these operations were $2.4 million, compared to $1.3 million in the second quarter of 2015. In the six months ended June 30, 2016, earnings from these operations were $6.5 million compared to $4.7 million in 2015.

Nonutility Group discussion

All amounts included in this section are after tax. Results reported by business group are net of corporate expenses allocated to the Nonutility Group.

In the second quarter of 2016, Nonutility Group results were earnings of $6.5 million, compared to earnings of $11.6 million in 2015. For the six months ended June 30, 2016, the Nonutility Group reported a loss of ($6.2) million, compared to earnings of $5.7 million in 2015.

Infrastructure Services
Infrastructure Services provides underground pipeline construction and repair services through wholly owned subsidiaries Miller Pipeline, LLC and Minnesota Limited, LLC.

Results from Infrastructure Services’ operations for the quarter ended June 30, 2016, were earnings of $4.2 million, compared to earnings of $12.3 million in the second quarter of 2015. During the six months ended June 30, 2016, results were a loss of ($8.4) million, compared to earnings of $9.7 million year-to-date in 2015.

The distribution portion of the infrastructure operation is performing well as gas utilities across the country continue to make significant investments in their gas infrastructure systems. The growth trend in the distribution services business is expected to continue as utilities expand their infrastructure replacement programs. The lower results from the transmission portion of the business are due largely to two large station projects completed in the first quarter of 2015 and lower margin on awarded transmission contracts, as well as fewer transmission maintenance projects being awarded in 2016. The lower margin on projects, coupled with a reduction in the projects awarded, is reflective of a very competitive environment as other contractors continue to adjust crews and workload as some large gas and oil projects have been delayed due to the lengthening environmental and regulatory approval process and the current low oil price environment. Those contractors continue to compete aggressively in the repair and maintenance market, resulting in fewer projects awarded to Infrastructure Services and lower margins on projects won. Finally, even though the start date of some of the announced pipeline projects may be further delayed, primarily due to environmental or regulatory review, the fundamental business model related to the long cycle of repair and maintenance work in the transmission sector remains unchanged as the demand remains high due to aging infrastructure and evolving safety and reliability regulations. Total Infrastructure Services gross revenues for the year-to-date period were $301.7 million, compared to gross revenues of $408.3 million for the same period in 2015.

At June 30, 2016, Infrastructure Services had an estimated backlog of blanket contracts of $420 million and bid contracts of $275 million, for a total backlog of $695 million. That amount includes about $50 million, now in question, related to a project that is at significant risk of being canceled, announced just this week. More information is needed to determine whether any of that work, including some station work, may still be completed. This compares to an estimated backlog at March 31, 2016 of $440 million for blanket contracts and $215 million for bid contracts, for a total of $655 million. Total backlog at June 30, 2015 was $575 million.

The long-term outlook for construction activity remains strong as utilities, municipalities and pipeline operators repair and replace aging natural gas and oil pipelines and related infrastructure. The continued low oil prices have resulted in some production cuts that have been predominately related to the drilling of new wells. Even after taking into account the major project that is now at significant risk of being canceled, there are still significant new pipeline projects totaling approximately 13,000 miles announced

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for primarily 2016 through 2018 that, even if further delayed, are ultimately expected to absorb resources and equipment. The result should be a gradual increase in opportunities for pipeline maintenance work and some increase in margins as the competition for maintenance work decreases. Further, evolving safety and reliability regulations are anticipated to continue to drive demand in maintenance and integrity work. On March 18, 2016, the Pipeline and Hazardous Materials Safety Administration (PHMSA) published a notice of proposed rulemaking on the safety of gas transmission and gathering lines. The proposed rule addresses many of the remaining requirements from the 2011 Pipeline Safety Act and will likely lead to additional demand for pipeline maintenance and integrity work. In addition, pipelines are still being built for producing wells and, as such, the demand for this work too is still strong.

Energy Services
Energy Services provides energy performance contracting and sustainable infrastructure, such as renewables, distributed generation, and combined heat and power projects through its wholly owned subsidiary Energy Systems Group, LLC (ESG).

Results from Energy Services’ operations for the second quarter of 2016 were earnings of $2.3 million, compared to a loss of ($0.4) million in 2015. During the six months ended June 30, 2016, Energy Services’ results were earnings of $2.5 million, compared to a loss of ($3.5) million in 2015. Energy Services has record year-to-date revenues of $115.3 million in 2016, compared to revenues of $66.8 million for the year-to-date period in 2015.

At June 30, 2016, the backlog of signed fixed price contracts remains high at $187 million. The backlog at June 30, 2016 is down compared to Dec. 31, 2015 due to the significant number of contracts signed in the fourth quarter of 2015 as well as the amount of backlog converted to revenue in the first two quarters of 2016. However, the sales funnel at June 30, 2016, is now at a record high level of $435 million. The company's long-term view of the performance contracting and sustainable infrastructure opportunities remains strong as the national focus on energy conservation and security, renewable energy, and sustainability continues to grow given the expected rise in power prices across the country and customer focus on efficiency and clean energy. Expected activity in the federal sector, as well as positive indications in the public sector and sustainable infrastructure business, is reflected in the strong backlog and sales funnel. Consistent with the national focus on energy conservation and efficiency, in Dec. 2015, the tax code section (Section 179D) allowing for federal tax deductions related to energy efficiency savings achieved was retroactively extended for 2015, through 2016. The impact of these tax deductions, net of consulting fees, reflected in second quarter 2016 results was $0.7 million and $1.4 million year-to-date. Given the timing of the extension in 2015, there was no impact in the 2015 comparative periods' results.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on Aug. 4, 2016
Vectren’s financial analyst call will be at 2:00 p.m. (ET), Aug. 4, 2016, at which time management will discuss second quarter 2016 financial results and 2016 earnings guidance. To participate in the call, analysts are asked to dial 1-888-317-6016 10 minutes prior to the start time and refer to the “Vectren Corporation 2016 Second Quarter Earnings Call”. All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the analyst call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west-central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. through Infrastructure Services and Energy Services. To learn more about Vectren, visit www.vectren.com.

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Forward-Looking Information

A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995). The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Certain matters described in Management’s Discussion and Analysis of Results of Operations and Financial Condition are forward-looking statements. Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. When used in this filing, the words “believe”, “anticipate”, “endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

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Factors affecting utility operations such as unfavorable or unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to coal and natural gas costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

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New legislation, litigation and government regulation, such as changes in or additions to tax laws or rates, pipeline safety regulation and environmental laws, including laws governing air emissions, including carbon, waste water discharges and the handling and disposal of coal combustion residuals that could impact the continued operation, and/or cost recovery of our generation plants and related assets. These compliance costs could substantially change the nature of the company’s generation fleet.

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Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber attacks, or other similar occurrences could adversely affect the company's facilities, operations, financial condition, results of operations, and reputation.

•	Increased competition in the energy industry, including the effects of industry restructuring, unbundling, and other sources of energy.

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Regulatory factors such as uncertainty surrounding the composition of state regulatory commissions, adverse regulatory changes, unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under regulation, interpretation of regulatory-related legislation by the IURC and/or PUCO and appellate courts that review decisions issued by the agencies, and the frequency and timing of rate increases.

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Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.

•	Economic conditions including the effects of inflation rates, commodity prices, and monetary fluctuations.

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Economic conditions surrounding the current economic uncertainty, including increased potential for lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, and other nonutility products and services; economic impacts of changes in business strategy on both gas and electric large customers; lower residential and commercial customer counts; variance from normal population growth and changes in customer mix; higher operating expenses; and further reductions in the value of certain nonutility investments.

•	Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.

•	Volatile oil prices and the potential impact on customer consumption and price of other fuel commodities.

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Direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

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The performance of projects undertaken by the company’s nonutility businesses and the success of efforts to realize value from, invest in and develop new opportunities, including but not limited to, the company’s Infrastructure Services, Energy Services, and remaining ProLiance Holdings assets.

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Factors affecting Infrastructure Services, including the level of success in bidding contracts; fluctuations in volume and mix of contracted work; mix of projects received under blanket contracts; unanticipated cost increases in completion of the contracted work; funding requirements associated with multiemployer pension and benefit plans; changes in legislation and regulations impacting the industries in which the customers served operate; the effects of weather; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees in a fast growing market where skills are critical; cancellation and/or reductions in the scope of projects by customers; credit worthiness of customers; ability to obtain materials and equipment required to perform services; and changing market conditions, including changes in the market prices of oil and natural gas that would affect the demand for infrastructure construction.

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Factors affecting Energy Services, including unanticipated cost increases in completion of the contracted work; changes in legislation and regulations impacting the industries in which the customers served operate; changes in economic influences impacting customers served; failure to properly estimate the cost to construct projects; risks associated with projects owned or operated; failure to appropriately design, construct, or operate projects; the ability to attract and retain qualified employees; cancellation and/or reductions in the scope of projects by customers; changes in the timing of being awarded projects; credit worthiness of customers; lower energy prices negatively impacting the economics of performance contracting business; and changing market conditions.

•	Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.

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Risks associated with material business transactions such as acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions.

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Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with federal and state laws and interpretations of these laws.

The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.